EXHIBIT 3.4

Delaware

The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “R.H. DONNELLEY CORPORATION”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF MARCH, A.D. 2006, AT 7:41 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	[SEAL]	/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State
0788791 8100		AUTHENTICATION: 4640352

060309439		DATE: 04-03-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:26 PM 03/31/2006
FILED 07:41 PM 03/31/2006
SRV 060309439 — 0788791 FILE
CERTIFICATE OF ELIMINATION
OF
CONVERTIBLE CUMULATIVE
PREFERRED STOCK
OF
R.H. DONNELLEY CORPORATION

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

     R.H. Donnelley Corporation (the “Company”), a corporation organized and existing under the laws of the State of Delaware, in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
     FIRST:      The Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), has authorized 10,000,000 shares of preferred stock, par value $1 per share (the “Preferred Stock”).
     SECOND:      The Company filed on January 3, 2003, in the office of the Secretary of State of the State of Delaware, a Certificate of Designations of Convertible Cumulative Preferred Stock (the “Certificate of Designations”), which established the designation, amount, voting powers, preferences, other special rights, qualifications, limitations and restrictions of a series of Preferred Stock designated as the Company’s Convertible Cumulative Preferred Stock (the “Convertible Preferred Stock”), with the number of shares constituting such series being 250,000.
     THIRD:      No issued shares of the Convertible Preferred Stock remain outstanding and no shares of the Convertible Preferred Stock will be issued pursuant to the Certificate of Designations.
     FOURTH:      On February 21, 2006, at a duly convened meeting of the Board of Directors, the Board of Directors of the Company adopted the following resolution:
     RESOLVED, that, because no shares of the Convertible Preferred Stock remain outstanding and no shares of the Convertible Preferred Stock will be issued pursuant to the Certificate of Designations, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President and the Secretary of the Company (the “Authorized Officers”) are hereby authorized and directed to file a Certificate of Elimination of the Convertible Preferred Stock with the office of the Secretary of State of the State of Delaware setting forth a copy of this resolution, whereupon all matters set forth in the Certificate of Designations with respect to the Convertible Preferred Stock shall be eliminated from the Certificate of Incorporation, and the 250,000 shares of Preferred

Stock designated as Convertible Preferred Stock shall resume the status of authorized and unissued shares of Preferred Stock.
     FIFTH:      Accordingly, all matters set forth in the Certificate of Designations with respect to the Convertible Preferred Stock shall be eliminated from the Certificate of Incorporation, and the 250,000 shares of Preferred Stock designated as Convertible Preferred Stock shall resume the status of authorized and unissued shares of Preferred Stock.
[signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed in its name and on its behalf and attested on this 29th day of March 2006 by duly authorized officers of the Company.

R.H. DONNELLEY CORPORATION

		By:	/s/ Steven M. Blondy

Name: Steven M. Blondy Title: Senior Vice President and CFO
ATTEST:

By:	/s/ Robert J. Bush

Name: Robert J. Bush Title: Secretary

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